Exhibit 5.1

Our ref	SUS/693334-000001/51133035v5

SMART Global Holdings, Inc.

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

22 May 2017

Dear Sirs

SMART Global Holdings, Inc. (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (File No. 333-217539) (the “Registration Statement”) in respect of the proposed initial offering (the “IPO”) of the Company’s 6,095,000 ordinary shares, par value US$0.03 per ordinary share, in the capital of the Company (the “Ordinary Shares”), including up to 795,000 ordinary shares issuable upon exercise of an over-allotment option granted to the underwriters (the “Over Allotment Shares” and together with the Ordinary Shares, the “Shares”). Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and the underwriters named therein. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	The Certificate of Incorporation dated 21 April 2011, the Certificate of Incorporation on Change of Name dated 29 August 2014, the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 25 August 2011 (the “Current Memorandum and Articles”), as amended by Special Resolution passed on 5 May 2017 (the “Special Resolution”) and the Amended and Restated Memorandum and Articles of Association of the Company adopted by Special Resolution passed on 18 May 2017 and effective immediately prior to the closing of the IPO (the “Post-IPO Memorandum and Articles”).

Maples and Calder

PO Box 309    Ugland House    Grand Cayman KY-1104    Cayman Islands

Tel +1 345 949 8066    Fax +1 345 949 8080    maplesandcalder.com

1.2	The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 26 April 2017 (the “Meeting”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	The minutes of the extraordinary general meeting of the Company held on 18 May 2017 (the “Shareholder Minutes”), including a resolution to re-designate the authorised (and issued) share capital of the Company in the manner therein described (the “Re-Designation Resolution”).

1.4	A Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached hereto (the “Director’s Certificate”).

1.6	A draft of the Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement.

1.7	The Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the factual confirmations contained in the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no legal prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Underwriting Agreement or and the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue of the Shares to be issued by the Company as contemplated by the Registration Statement has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement, and in accordance with the resolutions adopted by the directors of the Company at the Meeting, such Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders) of the Company.

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3.3	The authorised share capital of the Company is US$6,000,000.00 divided into 200,000,000 shares of a par or nominal value of US$0.03 each.

3.4	Upon the Post-IPO Memorandum and Articles and the Re-Designation Resolution becoming effective, the authorised share capital of the Company will be US$6,900,000 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.03 each and 30,000,000 Preferred Shares of a nominal or par value of US$0.03 each.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Shareholder Suits, “Enforcement of Judgments” and “Legal Matters”, and elsewhere in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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SMART Global Holdings, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

19 May 2017

To:	Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

SMART Global Holdings, Inc. (the “Company”)

I, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify, as matters of fact, solely in my capacity as a director of the Company that:

1	The Current Memorandum and Articles have not been amended and remain in full force and effect.

2	The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Current Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Current Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company as set out in the Special Resolution has not been amended.

4	The shareholders of the Company have not restricted or limited the power of the directors in any way.

5	The Shareholder Minutes are a true and correct record of the proceedings of such meeting, which was duly convened and held, and at which a quorum was present throughout. The resolutions contained in the Shareholder Minutes were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The directors of the Company at the date of the Meeting and at the date hereof were and are as follows: Kenneth Y. Hao, James A. Davidson, Iain MacKenzie, Paul Mercadante, Ajay Bhupendra Shah, Jason White, Mukesh Patel and Sandeep Nayyar.

7	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to us are complete and accurate in all respects material to the IPO, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

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8	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

9	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Iain MacKenzie

Name:	Iain MacKenzie

Title:	Director

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